Exhibit 99.1

Skyworks Media Relations:	Skyworks Investor Relations:
Pilar Barrigas	Thomas Schiller
(949) 231-3061	(949) 231-4700
Skyworks Delivers $275.4 Million in Revenue and
$0.32 of Non-GAAP Diluted EPS in Q3 FY10
•	Posts 44 Percent Year-Over-Year Revenue Growth with Non-GAAP Operating Income up 122 Percent

•	Expands Gross Margin to 43.3 Percent and Operating Margin to 23.1 Percent on a Non-GAAP Basis

•	Retires $20.4 Million of March 2012 Convertible Debt

•	Guides to $300 Million in Revenue, 25 Percent Operating Margin and $0.37 of EPS in Q4 FY10 on a Non-GAAP Basis
          WOBURN, Mass., July 22, 2010 — Skyworks Solutions, Inc. (NASDAQ: SWKS), an innovator of high reliability analog and mixed signal semiconductors enabling a broad range of end markets, today reported record third fiscal quarter 2010 results. Revenue for the June quarter was $275.4 million, up 44 percent year-over-year and up 16 percent sequentially versus the company’s guidance range of 10 to 15 percent sequential growth.
          On a non-GAAP basis, operating income for the third fiscal quarter was $63.5 million, up from $28.6 million in the prior-year period, reflecting a 122 percent improvement. Non-GAAP diluted earnings per share for the third fiscal quarter was $0.32, a doubling from the $0.16 for the same period a year ago, and $0.02 better than guidance and consensus estimates. On a GAAP basis, operating income for the third fiscal quarter was $53.5 million versus $21.5 million in the third fiscal quarter of 2009. GAAP diluted earnings per share for the third fiscal quarter was $0.19 compared to $0.11 in the prior-year period.
          “Skyworks is outpacing analog semiconductor market growth driven by momentum across mobile internet, smart energy and diversified linear products applications,” said David J. Aldrich, president and chief executive officer of Skyworks. “At a higher level, we believe that by focusing on new end markets, introducing margin rich products and executing operationally, our revenue growth will translate into improving returns going forward.”

Q3 FY10 Earnings Press Release
Business Highlights
•	Expanded gross margin by 280 basis points year-over-year to 43.3 percent and improved operating margin by 820 basis points to 23.1 percent on a non-GAAP basis (43.0 and 19.4 percent on a GAAP basis, respectively)

•	Ramped smart metering solutions in support of Itron’s OpenWay® platform

•	Introduced high performance broadband synthesizers spanning ultra wide frequency ranges to support the world’s leading 3G and 4G base station providers

•	Commenced shipments of attenuators and amplifiers for Cisco’s multi-room DVR in support of Verizon’s FIOS deployments

•	Supported DirecTV and Dish Network services with DBS solutions

•	Unveiled new mid- and high-power front end modules for multiple in/multiple out (MIMO) access points, routers and gateways

•	Launched next-generation monolithic microwave integrated circuit (MMIC) amplifiers for infrastructure receiver applications

•	Received a milestone technology award from Huawei in recognition of excellence in base station innovation

•	Powered Samsung’s 4G USB modem, the world’s first commercialized LTE device
Fourth Fiscal Quarter 2010 Outlook
          “Based on specific program ramps and backlog coverage, we are forecasting $300 million in revenue, a 25 percent operating margin and $0.37 of non-GAAP diluted earnings per share for the current quarter,” said Donald W. Palette, vice president and chief financial officer of Skyworks. “Further, we expect to deliver sustainable growth and operating leverage from our current $1.2 billion annualized revenue run-rate and non-GAAP earnings base of nearly $1.50 per share.”
2010 Skyworks Analyst Day
          Skyworks is planning an analyst day on September 21, 2010, in Boston, MA to update the analyst community. Save the date as details will follow.

Q3 FY10 Earnings Press Release
          For further information regarding use of non-GAAP measures in this press release, please refer to the Discussion Regarding the Use of Non-GAAP Financial Measures set forth below.
Skyworks’ Third Fiscal Quarter 2010 Conference Call
          Skyworks will host a conference call with analysts to discuss its third fiscal quarter 2010 results and business outlook today at 5:00 p.m. Eastern Time (ET). To listen to the conference call via the Internet, please visit the investor relations section of Skyworks’ Web site. To listen to the conference call via telephone, please call 888-806-6208 (domestic) or 913-312-1411 (international), confirmation code: 4323827.
          Playback of the conference call will begin at 9:00 p.m. Eastern time on July 22, and end at 9:00 p.m. Eastern time on July 29. The replay will be available on Skyworks’ Web site or by calling 888-203-1112 (domestic) or 719-457-0820 (international), pass code: 4323827.
About Skyworks
          Skyworks Solutions, Inc. is an innovator of high reliability analog and mixed signal semiconductors. Leveraging core technologies, Skyworks offers diverse standard and custom linear products supporting automotive, broadband, cellular infrastructure, energy management, industrial, medical, military and mobile handset applications. The Company’s portfolio includes amplifiers, attenuators, detectors, diodes, directional couplers, front-end modules, hybrids, infrastructure RF subsystems, mixers/demodulators, phase shifters, PLLs/synthesizers/VCOs, power dividers/combiners, receivers, switches and technical ceramics.
          Headquartered in Woburn, Mass., Skyworks is worldwide with engineering, manufacturing, sales and service facilities throughout Asia, Europe and North America. For more information, please visit Skyworks’ Web site at: www.skyworksinc.com.
Safe Harbor Statement
          This news release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include without limitation information relating to future results and expectations of Skyworks (including without limitation certain projections and business trends). Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “forecasts,” “intends,” “believes,” “plans,” “may,” “will,” or “continue,” and similar expressions and variations or negatives of these words. All such statements are subject to certain risks, uncertainties and other important factors that could cause actual results to differ materially and adversely from those projected, and may affect our future operating results, financial position and cash flows.
          These risks, uncertainties and other important factors include, but are not limited to: uncertainty regarding global economic and financial market conditions; the susceptibility of the wireless semiconductor industry and the markets addressed by our, and our customers’, products to economic downturns; the timing, rescheduling or cancellation of significant customer orders and our ability, as well as the ability of our customers, to manage inventory; losses or curtailments of purchases or payments from key customers, or the timing of customer inventory adjustments; changes in laws, regulations and/or policies in the United States that could adversely affect financial markets and our ability to raise capital; our ability to develop,

Q3 FY10 Earnings Press Release
manufacture and market innovative products in a highly price competitive and rapidly changing technological environment; economic, social and political conditions in the countries in which we, our customers or our suppliers operate, including security and health risks, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates; fluctuations in our manufacturing yields due to our complex and specialized manufacturing processes; delays or disruptions in production due to equipment maintenance, repairs and/or upgrades; our reliance on several key customers for a large percentage of our sales; fluctuations in the manufacturing yields of our third party semiconductor foundries and other problems or delays in the fabrication, assembly, testing or delivery of our products; the availability and pricing of third party semiconductor foundry, assembly and test capacity and raw materials; our ability to timely and accurately predict market requirements and evolving industry standards, and to identify opportunities in new markets; uncertainties of litigation, including potential disputes over intellectual property infringement and rights, as well as payments related to the licensing and/or sale of such rights; our ability to rapidly develop new products and avoid product obsolescence; our ability to retain, recruit and hire key executives, technical personnel and other employees in the positions and numbers, with the experience and capabilities, and at the compensation levels needed to implement our business and product plans; lengthy product development cycles that impact the timing of new product introductions; unfavorable changes in product mix; the quality of our products and any remediation costs; shorter than expected product life cycles; problems or delays that we may face in shifting our products to smaller geometry process technologies and in achieving higher levels of design integration; and our ability to continue to grow and maintain an intellectual property portfolio and obtain needed licenses from third parties, as well as other risks and uncertainties, including but not limited to those detailed from time to time in our filings with the Securities and Exchange Commission.
          These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
Note to Editors: Skyworks and Skyworks Solutions are trademarks or registered trademarks of Skyworks Solutions, Inc. or its subsidiaries in the United States and in other countries. All other brands and names listed are trademarks of their respective companies.
# # #

SKYWORKS SOLUTIONS, INC.
UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Nine Months Ended
	July 2,	July 3,	July 2,	July 3,
(in thousands, except per share amounts)	2010	2009 (1)	2010	2009 (1)
Net revenues	$275,370	$191,213	$758,566	$574,431
Cost of goods sold	157,104	114,263	437,892	348,739

Gross profit	118,266	76,950	320,674	225,692

Operating expenses:
Research and development	34,882	29,666	98,731	92,906
Selling, general and administrative	29,451	24,215	84,164	74,110
Restructuring & other charges	(1,040)	—	(1,040)	15,982
Amortization of intangibles	1,501	1,548	4,502	3,943

Total operating expenses	64,794	55,429	186,357	186,941

Operating income	53,472	21,521	134,317	38,751

Interest expense	(867)	(1,999)	(3,619)	(6,352)
Gain (loss) on early retirement of convertible debt	45	—	(79)	4,913
Other income (loss), net	19	(32)	(300)	1,357

Income before income taxes	52,669	19,490	130,319	38,669
Provision for income taxes	17,933	750	39,829	2,022

Net income	$34,736	$18,740	$90,490	$36,647

Earnings per share:
Basic	$0.20	$0.11	$0.52	$0.22
Diluted	$0.19	$0.11	$0.50	$0.22
Weighted average shares:
Basic	175,495	167,062	174,220	165,971
Diluted	183,889	169,525	182,072	167,180

(1)	Effective October 3, 2009, we adopted ASC 470-20 — Debt, Debt with Conversions and Other Options (“ASC 470-20”) in accordance with GAAP. Our financial statements for the three months and nine months ended July 3, 2009 have been adjusted to reflect the retrospective adoption of this new accounting principle.

SKYWORKS SOLUTIONS, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended		Nine Months Ended
	July 2,	July 3,	July 2,	July 3,
(in thousands)	2010	2009	2010	2009
GAAP gross profit	$118,266	$76,950	$320,674	$225,692
Share-based compensation expense [a]	921	522	2,752	2,259
Cost of goods sold adjustments [b]	—	—	—	3,458

Non-GAAP gross profit	$119,187	$77,472	$323,426	$231,409

Non-GAAP gross margin %	43.3%	40.5%	42.6%	40.3%

	Three Months Ended		Nine Months Ended
	July 2,	July 3,	July 2,	July 3,
(in thousands)	2010	2009	2010	2009
GAAP operating income	$53,472	$21,521	$134,317	$38,751
Share-based compensation expense [a]	9,435	5,468	26,239	16,321
Cost of goods sold adjustments [b]	—	—	—	3,458
Selling, general and administrative adjustments [b]	—	(124)	—	(523)
Amortization of intangible assets	1,501	1,548	4,502	3,943
Deferred executive compensation	173	164	519	490
Restructuring & other (credits) charges [b]	(1,040)	—	(1,040)	15,982

Non-GAAP operating income	$63,541	$28,577	$164,537	$78,422

Non-GAAP operating margin %	23.1%	14.9%	21.7%	13.7%

	Three Months Ended		Nine Months Ended
	July 2,	July 3,	July 2,	July 3,
(in thousands)	2010	2009 (1)	2010	2009 (1)
GAAP net income	$34,736	$18,740	$90,490	$36,647
Share-based compensation expense [a]	9,435	5,468	26,239	16,321
Cost of goods sold adjustments [b]	—	—	—	3,458
Selling, general and administrative adjustments [b]	—	(124)	—	(523)
Amortization of intangible assets	1,501	1,548	4,502	3,943
Deferred executive compensation	173	164	519	490
Restructuring & other (credits) charges [b]	(1,040)	—	(1,040)	15,982
(Gain) loss on early retirement of convertible debt [c]	(45)	—	79	(4,913)
Amortization of discount on convertible debt [d]	478	1,109	2,180	3,515
Tax adjustments [e]	13,511	116	27,695	(253)

Non-GAAP net income	$58,749	$27,021	$150,664	$74,667

	Three Months Ended		Nine Months Ended
	July 2,	July 3,	July 2,	July 3,
	2010	2009 (1)	2010	2009 (1)
GAAP net income per share, diluted	$0.19	$0.11	$0.50	$0.22
Share-based compensation expense [a]	0.05	0.03	0.14	0.10
Cost of goods sold adjustments [b]	—	—	—	0.02
Amortization of intangible assets	0.01	0.01	0.03	0.02
Restructuring & other (credits) charges [b]	—	—	—	0.10
(Gain) loss on early retirement of convertible debt [c]	—	—	—	(0.03)
Amortization of discount on convertible debt [d]	—	0.01	0.01	0.02
Tax adjustments [e]	0.07	—	0.15	—

Non-GAAP net income per share, diluted	$0.32	$0.16	$0.83	$0.45

(1)	Effective October 3, 2009, we adopted ASC 470-20 — Debt, Debt with Conversions and Other Options (“ASC 470-20”) in accordance with GAAP. Our financial statements for the three months and nine months ended July 3, 2009 have been adjusted to reflect the retrospective adoption of this new accounting principle.

SKYWORKS SOLUTIONS, INC.
DISCUSSION REGARDING THE USE OF NON-GAAP FINANCIAL MEASURES
Our earnings release contains the following financial measures which have not been calculated in accordance with United States Generally Accepted Accounting Principles (GAAP): (i) non-GAAP gross profit and gross margin, (ii) non-GAAP operating income and operating margin, (iii) non-GAAP net income, and (iv) non-GAAP net income per share (diluted). As set forth in the “Unaudited Reconciliation of Non-GAAP Financial Measures” table found above, we derive such non-GAAP financial measures by excluding certain expenses and other items from the respective GAAP financial measure that is most directly comparable to each non-GAAP financial measure. Management uses these non-GAAP financial measures to evaluate our operating performance and compare it against past periods, make operating decisions, forecast for future periods, compare operating performance against peer companies and determine payments under certain compensation programs. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by eliminating certain non-recurring expenses (which may not occur in each period presented) and other items that management believes might otherwise make comparisons of our ongoing business with prior periods more difficult, obscure trends in ongoing operations or reduce management’s ability to make useful forecasts.
We provide investors with non-GAAP gross profit and gross margin, non-GAAP operating income and operating margin and non-GAAP net income because we believe it is important for investors to be able to closely monitor and understand changes in our ability to generate income from ongoing business operations. We believe these non-GAAP financial measures give investors a more effective method to evaluate historical operating performance and identify trends, additional means of evaluating period-over-period operating performance and a method to facilitate certain comparisons of operating results to peer companies. We also believe that providing non-GAAP operating income and operating margin allows investors to better assess the extent to which ongoing operations impact our overall financial performance. We further believe that providing non-GAAP net income and non-GAAP net income per share (diluted) allows investors to better assess the overall financial performance of ongoing operations by eliminating the impact of certain financing decisions related to our convertible debt and certain tax items which may not occur in each period for which financial information is presented and which represent gains or losses unrelated to our ongoing operations. We believe that disclosing these non-GAAP financial measures contributes to enhanced financial reporting transparency and provides investors with added clarity about complex financial performance measures.
We calculate non-GAAP gross profit by excluding from GAAP gross profit, stock compensation expense, restructuring-related charges and acquisition-related expenses. We calculate non-GAAP operating income by excluding from GAAP operating income, stock compensation expense, restructuring-related charges, acquisition-related expenses and certain deferred executive compensation. We calculate non-GAAP operating margin by dividing non-GAAP operating income by GAAP revenue. We calculate non-GAAP net income by excluding from GAAP net income, stock compensation expense, restructuring-related charges, acquisition-related expenses, amortization of discount on convertible debt, and certain deferred executive compensation, as well as certain items related to the retirement of convertible debt, and certain tax items, which may not occur in all periods for which financial information is presented. We also present non-GAAP net income per share on a fully diluted basis. We exclude the items identified above from the respective non-GAAP financial measure referenced above for the reasons set forth with respect to each such excluded item below:
Stock Compensation — because (1) the total amount of expense is partially outside of our control because it is based on factors such as stock price volatility and interest rates, which may be unrelated to our performance during the period in which the expense is incurred, (2) it is an expense based upon a valuation methodology premised on assumptions that vary over time, and (3) the amount of the expense can vary significantly between companies due to factors that can be outside of the control of such companies.
Restructuring-Related Charges — because, to the extent such charges impact a period presented, we believe that they have no direct correlation to future business operations and including such charges does not accurately reflect the performance of our ongoing operations for the period in which such charges are incurred.
Acquisition-Related Expenses — including, when applicable, amortization of acquired intangible assets, because they are not considered by management in making operating decisions and we believe that such expenses do not have a direct correlation to future business operations and thereby including such charges does not accurately reflect the performance of our ongoing operations for the period in which such charges are incurred.
Amortization of Discount on Convertible Debt — comprised of the amortization of the debt discount recorded at inception of the convertible debt borrowing related to the adoption of ASC 470-20, because the expense is dependent on fair value assessments and is not considered by management when making operating decisions.
Deferred Executive Compensation — including charges related to any contingent obligation pursuant to an executive severance agreement because we believe the period over which the obligation is amortized may not reflect the period of benefit and that such expense has no direct correlation with our recurring business operations and including such expenses does not accurately reflect the compensation expense for the period in which incurred.
Gains and Losses on Retirement of Convertible Debt — because, to the extent that gains or losses from such repurchases impact a period presented, we do not believe that they reflect the underlying performance of ongoing business operations for such period.
Certain Income Tax Items — including certain deferred tax charges and benefits which do not result in a current tax payment or tax refund and other adjustments which are not indicative of ongoing business operations.

The non-GAAP financial measures presented in the table above should not be considered in isolation and are not an alternative for, the respective GAAP financial measure that is most directly comparable to each such non-GAAP financial measure. Investors are cautioned against placing undue reliance on these non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures to arrive at these non-GAAP financial measures. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating operating performance or ongoing business. Further, non-GAAP financial measures are likely to have limited value for purposes of drawing comparisons between companies because different companies may calculate similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.
Our earnings release contains forward looking estimates of non-GAAP operating margin and non-GAAP diluted earnings per share for the fourth quarter of our 2010 fiscal year (“Q4 2010”). We provide these non-GAAP measures to investors on a prospective basis for the same reasons (set forth above) that we provide them to investors on a historical basis. The following table provides a reconciliation of GAAP operating margin estimate to non-GAAP operating margin estimate for Q4 2010:

Forward Looking Non-GAAP Operating Margin Estimate	25%
Less:
Share-based compensation expense	(3%)
Amortization of intangible assets	(1%)

Forward Looking GAAP Operating Margin Estimate	21%

We are unable to provide a reconciliation of our forward looking estimate of Q4 2010 non-GAAP diluted earnings per share to a forward looking estimate of Q4 2010 GAAP diluted earnings per share because certain information needed to make a reasonable forward looking estimate of GAAP diluted earnings per share for Q4 2010 (other than estimated stock compensation expense of $0.05 per diluted share, certain tax items of $0.08 per diluted share, estimated acquisition related expense of $0.01 per diluted share and estimated deferred executive compensation expense with a de minimis impact per diluted share) is difficult to predict and estimate and is often dependent on future events which may be uncertain or outside of our control (e.g., gains and losses on retirement of convertible debt). Our forward looking estimates of both GAAP and non-GAAP measures of our financial performance may differ materially from our actual results and should not be relied upon as statements of fact.
[a]	These charges represent expense recognized in accordance with ASC 718 — Compensation, Stock Compensation.

Approximately $0.9 million, $1.9 million and $6.6 million were included in cost of goods sold, research and development expense and selling, general and administrative expense, respectively, for the three months ended July 2, 2010.

Approximately $2.8 million, $5.4 million and $18.0 million were included in cost of goods sold, research and development expense and selling, general and administrative expense, respectively, for the nine months ended July 2, 2010.

For the three months ended July 3, 2009, approximately $0.5 million, $1.6 million and $3.4 million were included in costs of goods sold, research and development expense and selling, general and administrative expense, respectively. For the nine months ended July 3, 2009, approximately $2.3 million, $4.4 million and $9.6 million were included in costs of goods sold, research and development expense and selling, general and administrative expense, respectively.

[b]	During the second quarter of fiscal 2009, the Company implemented a restructuring plan to reduce global headcount by approximately 4%, or 150 employees.

The total charges related to the plan were $19.4 million. Due to accounting classifications, the charges associated with the plan are recorded in various lines and are summarized as follows:

Cost of goods sold adjustments include approximately $3.5 million of inventory write-downs.

Restructuring and other charges totaled $15.9 million and primarily related to severance and benefits, the impairment of long-lived assets and lease obligations.

For the three months ended July 2, 2010, the Company recorded a $1.0 million credit to restructuring and other charges related to the sale of an impaired long-lived asset.

On October 2, 2006, the Company announced it was exiting its baseband product area. For the three months and nine months ended July 3, 2009, selling, general and administrative adjustments of $0.1 million and $0.5 million, respectively, represent a recovery of bad debt expense on specific accounts receivable associated with baseband product.

[c]	The gain recorded during the three months ended July 2, 2010 relates to the retirement of $20.4 million of the Company’s 1.50% convertible subordinated notes due on March 1, 2012.

The net loss recorded during the nine months ended July 2, 2010 relates to a loss on the retirement of $32.6 million of the Company’s 1.25% convertible subordinated notes due on March 1, 2010 offset by a gain on the retirement of $20.4 million of the Company’s 1.50% convertible subordinated notes due on March 1, 2012.

The gain recorded during the nine months ended July 3, 2009 relates to the early retirement of $40.5 million of the Company’s 1.50% convertible subordinated notes. The notes were retired at a gain of $5.8 million offset by a $0.9 million write-off of deferred financing costs. Please note that this amount has been adjusted to reflect the retrospective adoption of ASC 470-20.

[d]	These charges represent the amortization expense recognized in accordance with ASC 470-20 which was adopted October 3, 2009. Approximately $0.5 million and $2.2 million, respectively, of amortization expense was recognized during the three month and nine month periods ended July 2, 2010.

Our financial statements for the three months and nine months ended July 3, 2009 have been adjusted to reflect the retrospective adoption of ASC 470-20. Approximately $1.1 million and $3.5 million, respectively, of amortization expense was recognized during the three month and nine month periods ended July 3, 2009.

[e]	During the three months and nine months ended July 2, 2010, these amounts primarily represent the utilization of net operating loss and research and development credit carryforwards.

During the three months and nine months ended July 3, 2009, this charge primarily relates to the Company’s application of its annual cash tax rate to non-GAAP income.

SKYWORKS SOLUTIONS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

	July 2,	Oct. 2,
(in thousands)	2010	2009 (1)
Assets
Current assets:
Cash and cash equivalents	$389,951	$370,084
Accounts receivable, net	154,783	115,034
Inventories	118,119	86,097
Prepaid expenses and other current assets	20,805	18,912
Property, plant and equipment, net	187,491	162,299
Goodwill and intangible assets, net	499,367	501,138
Other assets	77,716	99,027

Total assets	$1,448,232	$1,352,591

Liabilities and Equity
Current liabilities:
Credit facility	$50,000	$50,000
Convertible notes	—	31,865
Accounts payable	102,588	69,098
Accrued liabilities and other current liabilities	38,531	45,280
Long-term debt	24,421	41,483
Other long-term liabilities	11,986	6,086
Stockholders’ equity	1,220,706	1,108,779

Total liabilities and equity	$1,448,232	$1,352,591

(1)	Effective October 3, 2009, we adopted ASC 470-20 — Debt, Debt with Conversions and Other Options (“ASC 470-20”) in accordance with GAAP. Our financial statements at October 2, 2009 have been adjusted to reflect the retrospective adoption of this new accounting principle.